Exhibit 99.1


               THE CLASSICA GROUP ACKNOWLEDGES CHARGES AGAINST CEO


     October 6, 2003, Sayreville, New Jersey - The Classica Group, Inc. (NASDAQ:
TCGI) today acknowledged that it is aware of the proceedings that have been initiated against its Chairman and Chief Executive Officer, Scott G. Halperin. At this time, the Company is unaware of the specifics of the charges against Mr. Halperin or the alleged facts on which the charges are based, but is endeavoring to determine them. The Company's Board of Directors is planning to meet tomorrow, October 7, 2003, to review this situation and its potential impact on the Company. However, the Company fully expects to continue its business operations without interruption. Classica is closed today in observance of Yom Kippur. The Company will promptly disclose any further information relating to this issue as it becomes available.


For information contact:

W. Raymond Felton, Esq. 732-549-5600